Exhibit 99.1

For Immediate Release	Contacts:	Stacy Frole	(419) 627-2227
May 8, 2013		Lisa Broussard	(419) 609-5929
CEDAR FAIR ANNOUNCES 2013 FIRST-QUARTER RESULTS; ANTICIPATES RECORD-SETTING PERFORMANCE IN 2013

SANDUSKY, OHIO, May 8, 2013 - Cedar Fair Entertainment Company (NYSE: FUN), a leader in regional amusement parks, water parks and active entertainment, today announced results for the first quarter ended March 31, 2013. Historically, first quarter results represent less than 5% of the Company's full-year revenues as the vast majority of its world-renowned parks and facilities are closed during this quarter. As a result, the Company typically operates at a loss during this period.
Highlights

•	First quarter net revenues increased to $41.8 million, up $13.6 million from the first quarter ended March 25, 2012.

•	Season pass sales and hotel and group bookings experienced positive early-season trends.

•	Operating costs are in line with the Company's expectations.

•	Quarterly cash distribution of $0.625 per limited partner ("LP") unit declared payable June 17, 2013, consistent with the Company's annualized distribution rate of $2.50 per LP unit.

•	Company expects full-year 2013 net revenues in the range of $1.090 billion to $1.115 billion and Adjusted EBITDA in the range of $400 million to $410 million.
Commenting on the Company's first quarter results, Matt Ouimet, Cedar Fair's president and chief executive officer said, “We are pleased with our solid first-quarter net revenues and encouraged by the positive momentum in season pass sales and hotel and group business bookings. While it is too early to see definitive trends at this point in the year, we anticipate that 2013 will mark our fourth consecutive year of record results. We expect our strong capital plan, combined with the benefit of our 'Thrills Connect' marketing campaign and new e-commerce platform, to be among the primary drivers for a strong 2013.”

Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870-5259 419-627-2233

Cedar Fair Announces 2013 First-Quarter Results; Anticipates Record-Setting Performance in 2013
May 8, 2013

First Quarter Results
Cedar Fair's net revenues increased to $41.8 million for the first quarter ended March 31, 2013, up $13.6 million compared with $28.2 million in the first quarter ended March 25, 2012. The increase was primarily due to the strong attendance and in-park guest per capita spending at Knott's Berry Farm, the Company's only year-round property. The improved results at Knott's Berry Farm are attributable to recent investments the park has made over the past year to revitalize the park and enhance the overall guest experience.
The 2013 first-quarter results also were positively impacted by an additional 21 operating days due to a combination of the fiscal first quarter ending later than in the previous year and a shift in the Easter and Spring Break holidays which occurred in the first quarter of 2013 compared with the second quarter of 2012.
Operating costs and expenses for the 2013 first quarter were $108.1 million, an increase of $10.6 million from the prior-year quarter, and were in line with Company expectations. The increased costs were largely attributable to the additional operating days in the first quarter of 2013 when compared with the first quarter of 2012.
The net loss for the quarter totaled $109.1 million, or $1.95 per diluted LP unit, compared with a net loss of $65.4 million, or $1.18 per diluted LP unit, for the first quarter a year ago. The larger net loss for the period is primarily due to a $34.6 million non-cash charge related to the early extinguishment of debt, a $10.2 million unfavorable change in the net effect of swaps, and a $17.2 million unfavorable change in the unrealized/realized foreign currency exchange between years. These losses were offset somewhat by the increased first-quarter revenues.
Cash Flow and Liquidity Remain Strong
As of March 31, 2013, the Company had $630.0 million of variable-rate term debt (before giving consideration to fixed-rate interest rate swaps), $901.3 million of fixed-rate debt, $96.0 million borrowed under its revolving credit facilities and $10.0 million in cash on hand. The Company believes its credit facilities and cash flows are sufficient to meet working capital needs, debt service, planned capital expenditures and distributions for the foreseeable future.
“As previously announced, we successfully completed a refinancing of our existing senior secured credit facilities in the first quarter of 2013 with new senior secured credit facilities, along with new senior unsecured notes,” said Brian Witherow, Cedar Fair's executive vice president and chief financial officer. “This

Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870-5259 419-627-2233

Cedar Fair Announces 2013 First-Quarter Results; Anticipates Record-Setting Performance in 2013
May 8, 2013

refinancing not only enables us to take advantage of historically low rates, but also significantly improves our financial flexibility so that we are better positioned to capitalize on opportunities in the future.”
Taking into consideration the first quarter refinancing of its senior secured credit facilities, the Company expects to pay cash interest costs of approximately $100 million for fiscal 2013.
Distribution Declaration
The Company also announced today the declaration of a cash distribution of $0.625 per LP unit. The distribution will be paid on June 17, 2013, to unitholders of record as of June 5, 2013. This distribution reflects the Company's strong performance and growth strategy and is consistent with its targeted record annualized distribution rate of $2.50 per LP unit for 2013.
2013 Operating Season and Outlook
“Following the record year of 2012, we remain confident in our 2013 operating plan and our long-term 'FUNforward' growth strategy,” Ouimet said. “We expect another record year in 2013 as our growth strategy positions us to maximize value this year and beyond.”
The Company currently anticipates net revenues for the full-year 2013 to be in the range of $1.090 billion to $1.115 billion, and Adjusted EBITDA is anticipated to be in the range of $400 million to $410 million.
“Our investment in world-class rides, family entertainment and premium guest experiences will continue to be key drivers of our success,” added Ouimet. “GateKeeper, a new world-record-breaking wing coaster at Cedar Point, is set to open this weekend and has already received a tremendous amount of publicity.  I assure you it is every bit as exciting to ride as we hoped it would be and will be a strong contributor this year.  We will continue to make investments in each of our parks to ensure a 'best-day-of-summer' experience for all of our guests.  We believe we are well-positioned to reach our target for Adjusted EBITDA of $450 million or more by 2016.”
Restatement of Depreciation Expense and Loss on Asset Retirements in Prior Periods
In its 2012 Form 10-K, the Company announced plans to move off the composite depreciation method of accounting beginning in 2013. In the process of changing accounting methods and responding to an open SEC comment letter, the Company determined that its accounting treatment under the composite depreciation method for the retirement of a ride at one of its parks in 2011 was in error. In particular, the discrete charge

Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870-5259 419-627-2233

Cedar Fair Announces 2013 First-Quarter Results; Anticipates Record-Setting Performance in 2013
May 8, 2013

related to that retirement (totaling $8.8 million on a pre-tax basis) should have been recorded to the income statement in 2011 rather than being deferred and recorded in the composite pool as was disclosed in the 2011 Form 10-K as originally filed. The correction of this error results in adjustments to the financial statements that will decrease pre-tax earnings in 2011 by $8.8 million, increase pre-tax earnings in 2012 by $1.0 million, and have an immaterial impact on the comparative balance sheets. The resulting adjustments do not affect the ongoing park operations of the Company or its historical or future cash flows.
Conference Call
The Company will host a conference call with analysts today, May 8, 2013, at 10:00 a.m. Eastern Time, which will be web cast live in “listen only” mode via the Cedar Fair web site (www.cedarfair.com). It will also be available for replay starting at approximately 1:00 p.m. ET, Wednesday, May 8, 2013, until 11:59 p.m. ET, Wednesday, May 22, 2013. In order to access the replay of the earnings call, please dial 1-877-870-5176 followed by the access code 4611439.
About Cedar Fair
Cedar Fair is a publicly traded partnership headquartered in Sandusky, Ohio, and one of the largest regional amusement-resort operators in the world. The Company owns and operates 11 amusement parks, four outdoor water parks, one indoor water park and five hotels. Its parks are located in Ohio, California, North Carolina, South Carolina, Virginia, Pennsylvania, Minnesota, Missouri, Michigan, and Toronto, Ontario. Cedar Fair also operates the Gilroy Gardens Family Theme Park in California under a management contract. Cedar Fair's flagship park, Cedar Point, has been consistently voted the “Best Amusement Park in the World” in a prestigious annual poll conducted by Amusement Today newspaper.
Forward-Looking Statements
Some of the statements contained in this news release constitute “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995, including statements as to the Company's expectations, beliefs and strategies regarding the future and statements regarding the Company's intent to restate certain previously issued-financial statements and the anticipated nature and scope of those adjustments. These statements may involve risk and uncertainties that could cause actual results to differ materially from those described in such statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Important factors, including general

Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870-5259 419-627-2233

Cedar Fair Announces 2013 First-Quarter Results; Anticipates Record-Setting Performance in 2013
May 8, 2013

economic conditions, adverse weather conditions, competition for consumer leisure time and spending, unanticipated construction delays and other factors discussed from time to time by the Company in reports filed with the Securities and Exchange Commission (the “SEC”) could affect attendance at our parks and cause actual results to differ materially from the Company's expectations. In addition, if additional issues arise in the course of the Company's review of its accounting treatment with respect to certain asset retirements, the nature and scope of expected adjustments to previously-issued financial statements may change. Additional information on risk factors that may affect the business and financial results of the Company can be found in the Company's Annual Report on Form 10-K and in the filings of the Company made from time to time with the SEC. The Company undertakes no obligation to correct or update any forward-looking statements, whether as a result of new information, future events or otherwise.
This news release and prior releases are available online at www.cedarfair.com
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Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870-5259 419-627-2233

Cedar Fair Announces 2013 First-Quarter Results; Anticipates Record-Setting Performance in 2013
May 8, 2013

CEDAR FAIR, L.P.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)
(In thousands, except per unit amounts)

	Three months ended		Twelve months ended
	3/31/2013	3/25/2012	3/31/2013	3/25/2012
Net revenues:		(As restated)		(As restated)
Admissions	$20,023	$11,670	$620,422	$597,100
Food, merchandise and games	16,692	12,532	346,374	350,186
Accommodations and other	5,084	3,996	115,259	82,515
	41,799	28,198	1,082,055	1,029,801
Costs and expenses:
Cost of food, merchandise and games revenues	5,037	4,087	95,998	92,032
Operating expenses	76,657	71,285	456,775	437,008
Selling, general and administrative	21,039	17,984	141,366	137,495
Depreciation and amortization	4,786	4,079	127,013	125,892
(Gain) on sale of other assets	—	—	(6,625)	—
Loss on impairment / retirement of fixed assets, net	600	92	30,844	11,251
	108,119	97,527	845,371	803,678
Operating income (Loss)	(66,320)	(69,329)	236,684	226,123
Interest expense	25,763	26,803	109,579	142,876
Net effect of swaps	9,211	(970)	8,689	(15,976)
Loss on early debt extinguishment	34,573	—	34,573	—
Unrealized/realized foreign currency (gain) loss	8,958	(8,192)	8,152	8,605
Other (income) expense	(40)	(16)	(92)	(126)
Income (loss) before taxes	(144,785)	(86,954)	75,783	90,744
Provision (benefit) for taxes	(35,659)	(21,539)	17,638	5,937
Net income (loss)	(109,126)	(65,415)	58,145	84,807
Net income (loss) allocated to general partner	(1)	(1)	1	1
Net income (loss) allocated to limited partners	$(109,125)	$(65,414)	$58,144	$84,806

Net income (loss)	$(109,126)	$(65,415)	$58,145	$84,807
Other comprehensive income (loss), (net of tax):
Cumulative foreign currency translation adjustment	301	(1,169)	1,839	1,050
Unrealized income (loss) on cash flow hedging derivatives	8,885	339	8,685	(7,958)
Other comprehensive income (loss), (net of tax)	9,186	(830)	10,524	(6,908)
Total comprehensive income (loss)	$(99,940)	$(66,245)	$68,669	$77,899
Basic earnings per limited partner unit:
Weighted average limited partner units outstanding	55,854	55,378	55,694	55,353
Net income (loss) per limited partner unit	$(1.95)	$(1.18)	$1.04	$1.53
Diluted earnings per limited partner unit:
Weighted average limited partner units outstanding	55,854	55,378	56,056	55,847
Net income (loss) per limited partner unit	$(1.95)	$(1.18)	$1.04	$1.52

Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870-5259 419-627-2233

Cedar Fair Announces 2013 First-Quarter Results; Anticipates Record-Setting Performance in 2013
May 8, 2013

CEDAR FAIR, L.P.
UNAUDITED BALANCE SHEET DATA
FIRST QUARTER

(In thousands)	3/31/2013	3/25/2012
		(As restated)
Cash and cash equivalents	$10,038	$7,319
Total assets	$2,015,656	$2,085,504
Long-Term Debt, including current maturities:
Revolving credit loans	$96,000	$155,004
Term debt	630,000	1,156,100
Notes	901,255	400,373
	$1,627,255	$1,711,477
Total partners' equity	$22,526	$49,265

Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870-5259 419-627-2233